Exhibit 99.2 - Joint Filers’ Signatures
Designated Filer: The Kroger Co.
Issuer & Ticker Symbol: Vitacost.com, Inc. (VITC)
Date of Event Requiring Statement: July 1, 2014

THE KROGER CO.
By:
/s/ Christine S. Wheatley
Name: Christine S. Wheatley
Title: Group Vice President, Secretary and General Counsel
Date: July 10, 2014

VIGOR ACQUISITION CORP.
By:
/s/ Christine S. Wheatley
Name: Christine S. Wheatley
Title: President
Date: July 10, 2014